ABS LONG/SHORT STRATEGIES FUND

235 West Galena Street

Milwaukee, Wisconsin 53212

April 26, 2018

VIA EDGAR

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re: Registration Statement on Form N-2 of ABS Long/Short Strategies Fund (File Nos. 333-224160 and 811-23079)

Ladies and Gentlemen:

Pursuant to Rule 461 of Regulation C under the Securities Act of 1933, as amended (“1933 Act”), the undersigned hereby requests that effectiveness under the 1933 Act of the above-referenced Registration Statement on Form N-2 be accelerated to Thursday, April 26, 2018 or as soon thereafter as practical. The undersigned is aware of its obligations under the 1933 Act.

Very truly yours,

ABS Long/Short Strategies Fund

By:	/s/ David J. Finn
David J. Finn, Treasurer and Principal Financial Officer

FORESIDE FUND SERVICES, LLC

Three Canal Plaza, Suite 100

Portland, Maine 04101

April 26, 2018

VIA EDGAR

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re: Registration Statement on Form N-2 of ABS Long/Short Strategies Fund (File Nos. 333-224160 and 811-23079)

Ladies and Gentlemen:

Pursuant to Rule 461 of Regulation C under the Securities Act of 1933, as amended (“1933 Act”), the undersigned hereby requests that effectiveness under the 1933 Act of the above-referenced Registration Statement on Form N-2 be accelerated to Thursday, April 26, 2018 or as soon thereafter as practical. The undersigned is aware of its obligations under the 1933 Act.

Very truly yours,

ABS Long/Short Strategies Fund

By:	/s/ Mark Fairbanks
Mark Fairbanks, Vice President